The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2017

Pricing Supplement No. 2017—USNCH0780 to Product Supplement No. EA-02-06 dated April 7, 2017,

Underlying Supplement No. 6 dated April 7, 2017, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated October-----, 2017

Citigroup Global Markets Holdings Inc. $---- Airbag Autocallable Notes

Linked to the EURO STOXX 50® Index Due On or About October 20, 2022

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Airbag Autocallable Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of the EURO STOXX 50® Index (the “underlying”). If the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date, we will automatically call the notes and pay you a call price equal to the stated principal amount per note plus a call return based on the call return rate. The call return increases the longer the notes are outstanding, as described below, based on a fixed call return rate per annum. If by maturity the notes have not been called (including on the final valuation date), the amount you receive at maturity will depend on the final underlying level. If the final underlying level is less than the initial underlying level but greater than or equal to the downside threshold, we will repay the stated principal amount of your notes at maturity. However, if the final underlying level is less than the downside threshold, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity. In this case, you will be exposed to the downside performance of the underlying beyond the threshold percentage at a rate greater than 1-for-1. Specifically, you will be exposed to a decrease between 1.2195% to 1.2500% (to be determined on the trade date) in your initial investment for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date, up to a 100% loss of your investment.

Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the underlying. The notes do not pay interest. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features

❑      Call Return — We will automatically call the notes for a call price equal to the stated principal amount plus a call return based on the call return rate if the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date. The call return increases the longer the notes are outstanding, based on a fixed call return rate per annum. If the notes are not called, investors may have full downside market exposure to the underlying at maturity.

❑      Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the notes have not been called and the final underlying level is less than the initial underlying level but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes at maturity. However, if by maturity the notes have not been called and the final underlying level is less than the downside threshold, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity. In this case, you will be exposed to the downside performance of the underlying beyond the threshold percentage at a rate greater than 1-for-1. Specifically, you will be exposed to a decrease between 1.2195% to 1.2500% (to be determined on the trade date) in your initial investment for r each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates[1]
Trade date	October 17, 2017
Settlement date[2]	October 20, 2017
Valuation dates[3]	Annually (See page PS-5)
Final valuation date[3]	October 17, 2022
Maturity date	October 20, 2022

[1] Expected [2] See “Supplemental Plan of Distribution” in this pricing supplement for additional information. [3] See page PS-5 for additional details

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have UP TO THE FULL downside MARKET risk OF the underlying. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY NOTES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Airbag Autocallable Notes Linked to the EURO STOXX 50® Index. Any payment on the notes will be determined by the performance of the underlying. The initial underlying level, downside gearing, downside threshold and threshold percentage will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlying	Call Return Rate	Initial Underlying Level	Downside Gearing	Downside Threshold	Threshold Percentage	CUSIP/ISIN
EURO STOXX 50® Index (Ticker: SX5E)	11.00% per annum		Approximately 1.2195 to 1.2500	80% to 82% of the initial underlying level	18% to 20%	17325K362 / US17325K3620

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.10	$9.90
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.400, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.10 per security. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.90 per note. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.90 per note. UBS will receive an underwriting discount of $0.10 per note for each note it sells. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity and/or whether the notes are automatically called prior to maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-02-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003407/dp74979_424b2-par.htm

♦	Underlying Supplement No. 6 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003405/dp74985_424b2-us6.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Airbag Autocallable Notes Linked to the EURO STOXX 50® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including p?reliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-6 of this pricing supplement, “The EURO STOXX 50® Index” beginning on page PS-11 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement and “Equity Index Descriptions—The EURO STOXX 50® Index” beginning on page 23 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that is subject to leveraged downside market exposure to any decline of the underlying in excess of the threshold percentage.

♦   You understand and accept the risks associated with the underlying.

♦   You believe the closing level of the underlying will be greater than or equal to the initial underlying level on one of the specified valuation dates.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦   You are willing to hold notes that will be called on the earliest valuation date on which the closing level of the underlying is greater than or equal to the initial underlying level, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the call return, regardless of the potential appreciation of the underlying, which could be significant.

♦   You are willing to invest in the notes based on the call return rate indicated on the cover page of this pricing supplement.

♦   You would be willing to invest in the notes if the downside gearing and downside threshold were each set equal to the top of the respective ranges indicated on the cover page hereof (the actual downside gearing and downside threshold will be set on the trade date).

♦   You would be willing to invest in the notes if the threshold percentage was set equal to the bottom of the range indicated on the cover page hereof (the actual threshold percentage will be set on the trade date).

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlying for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You do not believe the closing level of the underlying will be greater than or equal to the initial underlying level on any one of the specified valuation dates.

♦    You believe the closing level of the underlying will be less than the downside threshold on the final valuation date, exposing you to leveraged downside market exposure to any decline of the underlying in excess of the threshold percentage.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You do not understand or accept the risks associated with the underlying.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that is subject to leveraged downside market exposure to any decline of the underlying in excess of the threshold percentage.

♦    You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the call return.

♦    You are unwilling to invest in the notes based on the call return rate indicated on the cover page of this pricing supplement.

♦    You are unwilling to invest in the notes if the downside gearing and downside threshold were each set equal to the top of the respective ranges indicated on the cover page hereof (the actual downside gearing and downside threshold will be set on the trade date).

♦    You are unwilling to invest in the notes if the threshold percentage was set equal to the bottom of the range indicated on the cover page hereof (the actual threshold percentage will be set on the trade date).

♦    You are unable or unwilling to hold notes that will be called on the earliest valuation date on which the closing level of the underlying is greater than or equal to the initial underlying level, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlying for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	5 years, unless called earlier
Trade date[1]	October 17, 2017
Settlement date[1]	October 20, 2017
Final valuation date[1,2]	October 17, 2022
Maturity date[1]	October 20, 2022
Underlying	EURO STOXX 50® Index (Ticker: SX5E)
Automatic call feature

The notes will be automatically called if the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date.

If the notes are automatically called, we will pay you on the applicable call settlement date a cash payment per $10.00 stated principal amount of each note equal to the call price for the applicable valuation date.

Valuation dates[1,2]	October 19, 2018 October 17, 2019 October 19, 2020 October 18, 2021 October 17, 2022 (the “final valuation date”).
Call settlement dates	Three (3) business days following the applicable valuation date, except that the call settlement date for the final valuation date is the maturity date.
Call price	The call price will be calculated based on the following formula: $10.00 + applicable call return
Call return/call return rate

The call return increases the longer the notes are outstanding and will be based on a fixed call return rate of 11.00% per annum.

See “Call Returns/Call Prices for the Offering of the Notes” on page PS-5.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called and the final underlying level is less than the initial underlying level but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes at maturity.

If the notes are not called and the final underlying level is less than the downside threshold on the final valuation date, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss of approximately 1.2195% to 1.2500% (to be determined on the trade date) for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date. Accordingly, the payment at maturity per note would be calculated as follows:

$10.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)]

Accordingly, you will lose approximately 1.2195% to 1.2500% (to be determined on the trade date) of the stated principal amount of the notes for each 1% decline in the underlying in excess of the

____________________

[1] Expected. In the event that we make any changes to the expected trade date and settlement date, the valuation dates and maturity date may be changed to ensure that the stated term of the notes remains the same.

[2] Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

threshold percentage from the trade date to the final valuation date. You may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.
Underlying return	final underlying level – initial underlying level initial underlying level
Downside gearing	1.2195 to 1.2500. The actual downside gearing will be determined on the trade date.
Downside threshold	80% to 82% of the initial underlying level. The actual downside threshold will be determined on the trade date.
Threshold percentage	18% to 20%. The actual threshold percentage will be determined on the trade date.
Initial underlying level	The closing level of the underlying on the trade date, as specified on the cover page of this pricing supplement.
Final underlying level	The closing level of the underlying on the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date	The closing level of the underlying (the initial underlying level) is observed and the downside gearing, downside threshold and threshold percentage are set.

Annually, beginning October 19, 2018 (including the final valuation date)

The notes will be automatically called if the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date.

If the notes are automatically called, we will pay the call price for the applicable valuation date, equal to the stated principal amount plus the applicable call return.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date

The final underlying level is observed on the final valuation date.

If the notes are not called and the final underlying level is less than the initial underlying level but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes at maturity.

If the notes are not called and the final underlying level is less than the downside threshold on the final valuation date, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss of approximately 1.2195% to 1.2500% (to be determined on the trade date) for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date. Accordingly, the payment at maturity per Security would be calculated as follows:

$10.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)]

Call Returns/Call Prices for the Offering of the Notes

Valuation Date	Call Return (Per $10 stated principal amount. Based on a call return rate of 11.00% per annum.)	Call Price (Per $10 stated principal amount)
October 19, 2018	11.00% of the stated principal amount	$11.10
October 17, 2019	22.00% of the stated principal amount	$12.20
October 19, 2020	33.00% of the stated principal amount	$13.30
October 18, 2021	44.00% of the stated principal amount	$14.40
October 17, 2022 (the “final valuation date”)	55.00% of the stated principal amount	$15.50

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. Instead, your return on the notes is linked to the performance of the underlying and, if the notes are not automatically called, will depend on whether, and the extent to which, the final underlying level is less than the downside threshold. If the notes are not automatically called on any of the valuation dates and the final underlying level is less than the downside threshold, you will be exposed on a leveraged basis to the decline in the underlying from the trade date to the final valuation date. You should understand that any depreciation of the underlying beyond the threshold amount will result in a loss of more than 1% of your initial investment for each 1% by which the depreciation exceeds the threshold amount. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The appreciation potential of the notes is limited — Your potential total return on the notes at maturity or upon earlier automatic call is limited to the call return, which will only be received if the notes are called. Because the call return increases the longer the notes have been outstanding and because the notes could be called as early as one year after the settlement date, you may not receive the call return associated with a later valuation date. You will not participate in any potential appreciation of the underlying even though you may be subject to its full downside performance. As a result, the return on an investment in the notes may be significantly less than the return on a hypothetical direct investment in the underlying.

♦	The repayment of principal is contingent, and you will have leveraged downside exposure to the underlying, in excess of the threshold percentage, if the final underlying level is less than the downside threshold — If the notes are not automatically called on any of the valuation dates and, on the final valuation date, the closing level of the underlying is less than the initial underlying level but greater than or equal to the downside threshold, you will receive your stated principal amount at maturity. However, if the final underlying level is below the downside threshold, the contingent repayment of principal will not apply, and you will be exposed on a leveraged basis to the decline in the underlying from the trade date to the final valuation date. As a result, you may lose your entire investment in the notes. Further, this contingent repayment of principal applies only if you hold the notes to maturity. If you are able to sell the notes prior to maturity, you may have to sell them for a loss even if the level of the underlying is greater than the downside threshold at that time. See “The value of the notes prior to maturity will fluctuate based on many unpredictable factors” below.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the notes if you seek current income during the term of the notes.

♦	Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the underlying. As of October 13, 2017, the average dividend yield of the underlying was approximately 3.28% per year. While it is impossible to know the future dividend yield of the underlying, if this average dividend yield were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 16.40% (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the stocks that constitute the underlying or in another investment linked to the underlying that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. You should understand that the underlying is not a total return index, which means that it does not reflect dividends paid on the stocks included in the underlying. Therefore, the return on your notes will not reflect any reinvestment of dividends.

♦	The probability that the underlying will fall below the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the notes and fall below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the downside threshold on the final valuation date and that you will incur a loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The performance of the notes will depend on the closing level of the underlying solely on the valuation dates — The performance of the notes (including whether the notes are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing level of the underlying only on the valuation dates. You will not receive the stated principal amount of your notes at maturity if the closing level of the underlying on the final valuation date is less than the downside threshold, even if the closing level of the underlying is greater than the downside threshold on other days during the term of the notes. Moreover, your notes will be automatically called prior to maturity if the closing level of the underlying is greater than or equal to the initial underlying level on any valuation date, even if the closing level of the underlying is less than the initial underlying level on other days during the term of the notes. Because the performance of the notes depends on the closing level of the underlying on a small number of dates, the performance of the notes will be particularly sensitive to volatility in the closing level of the underlying, particularly around the valuation dates. You should understand that the level of the underlying has historically been highly volatile. See “The EURO STOXX 50® Index” in this pricing supplement.

♦	The notes may be automatically called prior to maturity — On any valuation date occurring annually during the term of the notes, the notes will be automatically called if the closing level of the underlying on that valuation date is greater than or equal to the initial underlying level. Thus, the term of the notes may be limited to as short as one year. The earlier the notes are automatically called, the lower the amount of the call return you will receive. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the stocks that constitute the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying, dividend yields on the stocks that constitute the underlying, interest rates generally, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the underlying, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the call return, only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our offering of the notes is not a recommendation of the underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the underlying or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the level of the underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	The underlying is subject to risks associated with foreign equity securities — Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The underlying performance will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar — The underlying is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the underlying and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the underlying.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the level of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks included in the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks included in the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone any valuation date;

♦	determining the level of the underlying if the level of the underlying is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of the underlying if the underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to the underlying may affect the value of your notes — STOXX Limited (the “underlying publisher”) may add, delete or substitute the stocks that constitute the underlying or make other methodological changes that could affect the level of the underlying. The underlying publisher may discontinue or suspend calculation or publication of the underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the notes should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the notes will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the notes should not be subject to withholding under Section 871(m). If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions*:

Stated principal amount:	$10.00
Term:	5 years (unless earlier called)
Hypothetical initial underlying level:	3,600.00
Hypothetical downside gearing:	1.2195
Hypothetical downside threshold:	2,952.00 (which is 82% of the hypothetical initial underlying level)
Hypothetical threshold percentage:	18%
Call return rate:	11.00% per annum
Valuation dates:	Valuation dates will occur annually as set forth on page PS-5 in this pricing supplement.

*The hypothetical initial underlying level, downside gearing, downside threshold and threshold percentage may not represent the actual initial underlying level, downside gearing, downside threshold and threshold percentage, respectively, applicable to the notes.  The actual initial underlying level, downside gearing, downside threshold and threshold percentage for the notes will be determined on the trade date.

Example 1 — Notes are Called on the First Valuation Date

Closing level on first valuation date:	3,800.00 (greater than or equal to initial underlying level, notes are called)
Call price (per $10.00 stated principal amount):	$11.10

Because the notes are called on the first valuation date, we would pay you on the applicable call settlement date a total call price of $11.10 per $10.00 stated principal amount (a 11.00% total return on the notes).

Example 2 — Notes are Called on the Final Valuation Date; the Final Underlying Level is Greater Than the Initial Underlying Level

Closing level on first through fourth valuation dates:	Various (all less than initial underlying level, notes NOT called)
Closing level on final valuation date:	3,750.00 (greater than the initial underlying level, notes called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + call return $10.00 + $5.50 $15.50

Because the final underlying level is greater than the initial underlying level on the final valuation date, the notes are called and we would pay you at maturity a total of $15.50 (the $10.00 stated principal amount plus the call return of 55.00%).

Example 3 — Notes are NOT Called on the Final Valuation Date; the Final Underlying Level is Greater Than the Downside Threshold but Less Than the Initial Underlying Level

Closing level on first through fourth valuation dates:	Various (all less than initial underlying level, notes NOT called)
Closing level on final valuation date:	3,100.00 (greater than the downside threshold but less than the initial underlying level, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00

Because the final underlying level is greater than the downside threshold but less than the initial underlying level on the final valuation date, the notes are not called and we would pay you at maturity a total of $10.00 per $10.00 stated principal amount (0.00% total return).

Example 4 — Notes are NOT Called and the Final Underlying Level is Less Than the Downside Threshold on the Final Valuation Date

Closing level on first through fourth valuation dates:	Various (all less than initial underlying level, notes NOT called)
Closing level on final valuation date:	1,080.00 (less than initial underlying level and downside threshold, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)] $10.00 + [$10.00 × 1.2195 × (–70.00% + 18.00%)] $10.00 - $6.34 $3.66

Because the notes are not called and the final underlying level is less than the downside threshold on the final valuation date, you will lose approximately 1.2195% of the stated principal amount of the notes for every 1% that the underlying declines by more than the threshold percentage from the trade date to the final valuation date. Therefore, we would pay you at maturity a total of $3.66 per $10.00 stated principal amount (a 63.40% loss on the notes).

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector Indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector Indices. The STOXX Europe 600® Supersector Indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited. The underlying is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The “EURO STOXX 50® Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the underlying, including information concerning its composition and calculation and certain risks that are associated with an investment linked to the underlying.

The graph below illustrates the performance of the underlying from January 2, 2008 to October 13, 2017. The closing level of the underlying on October 13, 2017 was 3,604.55. We obtained the closing levels of the underlying from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the underlying should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the underlying. We cannot give you assurance that the performance of the underlying will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the notes based on circumstances as of the pricing date for the notes and, therefore, it is possible that the notes will be subject to withholding tax under Section 871(m).

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.10 for each note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.90 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.10 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 3 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a notes exchange and you may not be able to sell them prior to maturity.”

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